Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER SALES
Reaffirms Guidance

        New York, New York, April 19, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2005 first quarter net sales were $71.0 million, up 22% as compared to $58.4 million in the first quarter of last year.  At comparable foreign currency exchange rates, net sales for the first quarter were up 20%.  Inter Parfums plans to release operating results for the 2005 first quarter in early May.

        Jean Madar, Chairman & CEO of Inter Parfums noted, "Our top line growth was entirely attributable to a 29% increase in prestige products sales which more than offset the 16% decline in mass market sales.  As there were no major product launches in the current first quarter, we are especially pleased that 40% of the gain in prestige product sales was organic.  The balance reflects the contributions made by our 2004 acquisitions."

        Mr. Madar added, "The geographic rollout of Burberry Brit for Men was an important ingredient in our first quarter sales growth as was the continued distribution of Burberry Brit Red in both Burberry stores and select specialty stores.  We also recorded the first sales of our new Celine fragrance, Fever, in the final weeks of first quarter.  Sales generated by Nickel, our majority owned men's skin care business acquired in April 2004 and by Lanvin fragrances, whose license we acquired in July 2004, also contributed to the top line growth."

        Management reaffirmed its prior 2005 guidance projecting net sales of approximately $280 million, a 19% increase compared with 2004.  For the current year, net income is expected to approximate $15.8 million, or $0.77 per diluted share, which is nearly level with 2004's reported net income.  The 2005 sales and net income figures assume the dollar remains at current levels.  The 2005 net income projection reflects the increased Burberry royalty rate that went into effect on July 1, 2004, as well as the increased advertising and promotional expenditures that began January 1, 2005.

        Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

        Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Robert Greenberg (212)836-9611/rgreenberg@equityny.com www.theequitygroup.com